Exhibit 23.2

                          Independent Auditors' Consent

The Board of Directors
CompuCom Systems, Inc.:

We consent to the incorporation by reference herein of our report dated February 14, 2000, relating to the consolidated balance sheets of CompuCom Systems, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the related schedule, which report appears in the December 31, 1999 Annual Report on Form 10-K of CompuCom Systems, Inc.

                                                    /s/    KPMG LLP
                                                    ----------------------------

Dallas, Texas
October 27, 2000